Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended September 30, 2025

November 5, 2025

Steven Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2026 first quarter. I am Steven Pelayo, Investor Relations representative for AOS. With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcast live over the Web. A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report. After that, Yifan will review the financial results and provide guidance for the December quarter. Finally, we will have the Q&A session.

The earnings release was distributed over wire today, November 5, 2025, after the market close. The release is also posted on the company's website. Our earnings release and this presentation include non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang. Stephen?

Stephen Chang (Chief Executive Officer)

Thank you, Steven. Welcome to Alpha and Omega’s fiscal 2026 Q1 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q1 revenue results at the mid-point of our guidance primarily driven by growth in our Computing and Communication segments, offset partially by weaker trends in Consumer and Power Supply & Industrial. Overall, total September quarter revenue was $182.5 million, non-GAAP gross margin was 24.1%. Non-GAAP EPS was $0.13.

Total revenue increased slightly year-over-year, and 3.4% sequentially. As previously noted, licensing revenue wound down in the March quarter. Excluding licensing and other revenue, our product revenue was up 3.3% year-over-year. Power IC revenue increased 5.9% sequentially and 37.3% year-over-year to a record quarterly high and now represents nearly 40% of total product revenue. The richer mix of Power IC benefits gross margins, and combined with increased controller sales, underscores our transformation from a component supplier to a total solutions provider.

On October 13th, we announced support for 800 volts DC power architecture, a major step forward for next-generation AI data centers. This shift from traditional 54 volts systems to 800 volts represents a fundamental change in data center power distribution, improving efficiency, reducing copper usage, and enabling megawatt-scale racks. AOS is part of an expanding ecosystem to provide Silicon Carbide (SiC), Gallium Nitride (GaN), stacked-die MOSFETs, and multiphase controllers to address every stage of power conversion. We are excited about this transition as the move to 800 volts opens the door for AOS to participate in entirely new system designs rather than competing for existing sockets. In short, this architecture change creates a new design cycle, and with it, new opportunities for AOS to expand our footprint in high-performance computing and data center markets.

During the quarter, we received the first installment payment of approximately $94 million from the sale of a portion of our equity interest in our China joint venture. We are using this capital to accelerate the pace of strategic investment across technology, equipment, and engineering talent, doubling down in the very areas where we’ve already proven success. These disciplined investments are designed to strengthen our technology leadership and expand our served market into higher-performance and higher-margin applications.

Our momentum in graphics, smartphones, and A.I. platforms is proof that past investments are paying off. Now, emboldened by that success, we are going deeper by expanding our served available market, strengthening differentiation, and developing more complete system solutions that raise the performance bar for our customers. These investments position us to outpace the competition, increase our design capability, and drive higher BOM content and margin contribution across a broader set of high-growth, high-value applications.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. September quarter revenue was up 27.1% year-over-year, and up 4.6% sequentially and represented the majority or 53.2% of total revenue. These results were ahead of our original expectation for low-single digit sequential growth and mid-teens year-over-year.

The strong demand from PCs continued into the September quarter, driven by two key factors: the ongoing orders from customers seeking to mitigate tariff-related uncertainty, and traditional seasonal strength tied to back-to-school and holiday demand.

Combined A.I. and graphics card revenue declined sequentially, but remained more than double from a year ago. The decline was anticipated, reflecting a digestion phase following strong June quarter shipments. One of our initial datacenter programs ramped at a smaller scale than originally planned, but we remain actively engaged across multiple new A.I. opportunities. In addition, some near-term moderation in graphics card demand reflects manufacturing prioritization toward A.I. platforms. We view these effects as temporary and expect activity to normalize as new programs ramp in the March quarter.

Looking ahead to the December quarter, we expect Computing segment revenue to decline nearly 20% sequentially. This reflects the anticipated slowdown following the typical post-holiday seasonal cooling in both PCs and tablets, and the digestion phase in both AI and graphics cards. As we just mentioned, we view these factors as short-term in nature, with demand expected to stabilize and return to a more typical pattern as we move into 2026.

At the same time, we are expanding our footprint beyond controller and power stage solutions to include new opportunities in the 48V to 12V power delivery board (PDB), broadening our reach in the AI market. Our medium-voltage solutions are optimized for applications requiring fast switching performance in the power conversion stage as well as high safe operating area (SOA) capability for 48V hot swap applications.

Turning to the Consumer segment, September quarter revenue was down 25.8% year-over-year and 11.6% sequentially and represented 12.9% of total revenue. The results reflect the normalization of demand following strong Q2 promotional activity in gaming, and a contraction from Home Appliance. The standout in the Consumer segment was Wearables, which delivered a second consecutive quarter of strong sequential growth, reaching a record high. Growth was fueled by share gains, new customers, higher BOM content, and an expanding product lineup that includes headphones, watches, and smart AI glasses.

For the December quarter, we forecast a high-teens sequential decline in the Consumer segment primarily driven by maturing product cycle demand in gaming, and seasonality in wearables, partially offset by growth from new refrigerator and fan applications in home appliances. Specific to gaming, we continue to work closely with our key customer on their next-generation platform. These programs leverage our established designed-in position and play directly to our strengths in high-performance power management. We expect to benefit when these new products enter production and launch their next product cycle.

Next, let’s discuss the Communications segment, September quarter revenue increased 21.4% sequentially but declined 7.8% year-over-year. The sequential growth was primarily driven by demand related to product launches from our Tier One smartphone customer in the USA, while smartphone sales in both China and Korea also improved from the prior quarter. The year-over-year decline is mostly due to weaker demand from smartphone customers in China and our strategic decision to prioritize U.S. customers. Despite these dynamics, AOS has continued to capture share with leading global OEMs. We continue to strengthen our leadership position, particularly in high-end smartphones where charging currents and BOM content continue to rise.

Looking ahead, the December quarter will likely decline low-to-mid single-digits sequentially. This is better than typical seasonality as we expect demand from US customers to remain strong supported by share gains, ramping of new products, and higher BOM content related to increasing charging currents.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 15.3% of total revenue and was down 12.4% year-over-year and 5.6% sequentially. The sequential decline was primarily due to softer demand in AC-DC power supplies and quick chargers, partially offset by a rebound in E-mobility after a weaker June quarter.

Overall, the results were below our expectations for mid-single digit sequential growth as quick charger demand came in weaker than expected. Within the segment, Power Tools revenue decreased sequentially and year-over-year, reflecting softer consumer spending and inventory adjustments at key customers.

Looking ahead to the December quarter, we expect Power Supply revenue to grow mid-to-high single digits sequentially. Growth will be driven primarily by the Power Tools segment, which has been in a correction phase but is now showing signs of recovery as customers ramp new products into mass production. We’re already seeing progress, including a recent design win that integrates our driver ICs with MV MOSFETs in a next-generation brushless motor platform. This win highlights our growing system-level capability and position in advanced motor control applications Elsewhere, DC fan demand is expected to soften in the December quarter, while E-mobility continues to show moderate growth, particularly in emerging markets where new projects are beginning to ramp.

Looking ahead to the December quarter, we expect product revenue of around $160 million, reflecting typical seasonality following a strong September period. Demand across PCs is normalizing after recent tariff-related demand, while gaming and wearables are also trending lower following promotional activity earlier in the year. AI and Graphic cards are also digesting the strong shipment from the June quarter. In contrast, we expect strength in power tools and e-mobility to help offset some of this softness.

Before turning the call over to Yifan, I would like to take a moment to highlight several critical investments currently underway. We remain more confident than ever in our long-term trajectory as we deepen our role in the global transformation taking place across electrification, digitalization, and AI-driven computing. Power management has never been more essential, and AOS is well positioned across these megatrends with a broad portfolio spanning computing and AI, battery management, and motor control. This diversification, combined with our evolution from discrete components to total power solutions, continues to expand our served markets, enhance our resilience across cycles and drive sustainable growth.

In the near term, while the market continues to recalibrate, we are driving innovation through disciplined investments and a focused strategy. With the cash proceeds from our JV equity sale, we are deploying capital with discipline, directing resources toward areas where we already demonstrate strength, such as smartphones and PCs, while further expanding our opportunities in graphics and AI. At the same time, we are investing in high-impact initiatives that will shape the next wave of growth.

For example, we are seeing continued expansion of BOM content in AI platforms, not only through our total power solutions combining controllers and power stages, but also through our high-performance MOSFET portfolio. Another key priority is accelerating development of the 800-volt AI power architecture, which marks a major inflection point in power efficiency and density for next-generation data centers. To support these opportunities, we are increasing targeted R&D and system-level engineering investments to advance design capability, qualification, and early production readiness — applying the same proven playbook that has driven our success in high-performance computing and mobile markets.

These investments are designed to strengthen our technology leadership and expand our served market into higher-performance and higher-margin applications. We expect steady growth through 2026, followed by a stronger upturn in 2027 as programs transition from design-in to volume production. Capital deployment will remain milestone-driven and tied to clear technical and commercial objectives to ensure attractive returns on invested capital.

With that, I will now turn the call over to Yifan for a discussion of our fiscal first quarter financial results and our outlook for the next quarter. Yifan?

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon, everyone and thank you for joining us.

Revenue for the September quarter was $182.5 million, up 3.4% sequentially and up 0.3% year-over-year.

In terms of product mix, DMOS revenue was $108.5 million, up 1.1% sequentially and down 11.4% over last year. Power IC revenue was $72.7 million, up 5.9% from the prior quarter and 37.3% from a year ago. Assembly service and other revenue was $1.3 million, as compared to $0.5 million last quarter and $0.9 million for the same quarter last year.

Non-GAAP gross margin was 24.1%, compared to 24.4% last quarter and 25.5% a year ago. The quarter-over-quarter decrease was mainly impacted by higher operation costs.

Non-GAAP operating expenses were $41.4 million, compared to $40.9 million for the prior quarter and $38.5 million last year. The quarter-over-quarter increase was primarily due to higher professional service fees.

Non-GAAP quarterly EPS was $0.13, compared to $0.02 per share last quarter and $0.21 per share a year ago.

Moving on to cash flow. Operating cash flow was $10.2 million, including $5.0 million of repayment of customer deposits. By comparison, operating cash flow was negative $2.8 million in the prior quarter and positive $11.0 million last year. We expect to refund $8.2 million of customer deposits in the December quarter. EBITDAS excluding equity method investment income was $19.4 million for the quarter, compared to $10.5 million last quarter and $20.6 million for the same quarter a year ago.

Now let me turn to our balance sheet.

We completed the September quarter with a cash balance of $223.5 million, compared to $153.1 million at the end of last quarter. In the September quarter, we divested 20.3% of our equity interest in the JV Company for $150 million, and we received the first installment payment of $94 million. We expect to receive the remaining payments in the next few months. Also, in the September quarter, we paid off $20.8 million for the remaining balance of our equipment loan.

Net trade receivables increased by $2.3 million sequentially. Days Sales Outstanding were 21 days for the quarter, compared to 15 days for the prior quarter.

Net inventory increased by $6.5 million quarter-over-quarter. Average days in inventory were 124 days for the quarter, compared to 126 days for the prior quarter.

CapEx for the quarter was $9.8 million, compared to $14.3 million for the prior quarter. We expect CapEx for the December quarter to range from $14 million to $16 million.

With that, now I would like to discuss December quarter guidance.

We expect:

•Revenue to be approximately $160 million, plus or minus $10.0 million.
•GAAP gross margin to be 22.3%, plus or minus 1%. We anticipate non-GAAP gross margin to be 23.0%, plus or minus 1%.
•GAAP operating expenses to be $47.1 million, plus or minus $1.0 million. Non-GAAP operating expenses are expected to be $40.5 million, plus or minus $1.0 million.
•Interest income to be $1.0 million higher than interest expense, and
•Income tax expense to be in the range of $1.1 million to $1.3 million.

With that, we will now open the call for questions. Operator, please start the Q&A session.

Closing:
Before we conclude, I’d like to highlight a few upcoming investor events. The management team will be participating in:

•The 14th Annual ROTH Technology Conference on November 19 in New York City
•The UBS Global Technology and AI Conference on December 3 in Scottsdale, AZ, and
•The 14th Annual NYC CEO Summit on December 16 in New York City.

If you wish to request a meeting, please contact the institutional sales representative at the sponsoring bank.

This concludes our earnings call today. Thank you for your interest in AOS, and we look forward to speaking with you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest, share-based compensation expenses and other financial forecasts, expected financial performance of market segments; our ability to capture market shares and increase BOM content; our ability to achieve growth in 2026 and 2027; expected seasonality; receipt of remaining installment payments from the JV equity offering; business opportunities in A.I. and data centers, development in tariff and trade policies; our ability and strategy to develop new products; fluctuation in customer demand and market segments; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and other periodic reports filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.